Exhibit 99.1

ACADIA HEALTHCARE ANNOUNCES LAUNCH

OF $500 MILLION SENIOR NOTES OFFERING

FRANKLIN, Tenn. (March 5, 2025) – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) (the “Company” or “Acadia”) announced today that it has launched a private offering (the “Offering”) of $500 million in aggregate principal amount of senior notes due 2033 (the “Notes”), subject to market conditions and other considerations.

The Company intends to use the proceeds from the Offering to prepay a portion of the outstanding borrowings under its existing senior secured revolving line of credit.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), any state securities laws or the securities laws of any other jurisdiction, and may not be offered or sold in the United States, or for the benefit of U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities or blue sky laws. Accordingly, the Notes are being offered only to persons reasonably believed to be “qualified institutional buyers,” as that term is defined under Rule 144A of the Securities Act, or outside the United States to non-“U.S. persons” in accordance with Regulation S under the Securities Act.

A confidential offering memorandum for the Offering of the Notes, dated as of today, is being made available to such eligible persons. The Offering is being conducted in accordance with the terms and subject to the conditions set forth in such confidential offering memorandum.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer, or solicitation to buy, if at all, will be made only by means of a confidential offering memorandum.

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States. As of December 31, 2024, Acadia operated a network of 262 behavioral healthcare facilities with approximately 11,850 beds in 39 states and Puerto Rico. With approximately 25,500 employees serving more than 80,000 patients daily, Acadia is the largest stand-alone behavioral healthcare company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the Offering and the use of proceeds therefrom. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties, and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our facility expansions, acquisitions, joint ventures and de novo transactions; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from government and commercial payors; (iv) the occurrence of patient incidents, governmental investigations, litigation and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (v) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (vi) potential disruptions to our information technology systems or a cybersecurity incident; (vii) potential operating difficulties, including, without limitation, disruption to the U.S. economy and financial markets; (viii) reduced admissions and patient volumes; (ix) increased costs relating to labor, supply chain and other expenditures; (x) changes in competition and patient preferences; and (xi) general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent periodic reports and other filings with the Securities and Exchange Commission.

Investor Contact:

Patrick Feeley

Senior Vice President, Investor Relations

(615) 861-6000